Exhibit 99.1

NATIONAL HEALTH PARTNERS

ANNOUNCES RECORD Q3 2006 REVENUE

AND EXPLOSIVE Q4 2006 REVENUE PROJECTIONS

Company’s Q3 2006 revenue soars 750%

as growth in its membership base continues to accelerate

HORSHAM, Pennsylvania – (BUSINESS WIRE) – October 10, 2006 – National Health Partners, Inc. (OTCBB: NHPR - News), a leading provider of unique discount healthcare membership programs, announced today that revenue for its third fiscal quarter ended September 30, 2006 increased 750% to $410,000 from $48,282 for the corresponding period in 2005, and that its membership base increased 675% to 9,300 members at the end of its third fiscal quarter ended September 30, 2006 from 1,200 members at the end of the corresponding period in 2005. The company projects Q4 2006 revenue to range between $1,200,000 and $1,600,000, representing growth of between 200% and 300% over Q3 2006 levels.

“We are very pleased with the explosive growth we are experiencing,” stated David M. Daniels, President and Chief Executive Officer of National Health Partners. “We now have about 10,000 members and our pipeline has never been stronger. We are currently generating significant recurring monthly revenue streams from several of our business partners. Our tremendous revenue growth for this past quarter is a tribute to the investment we made in expanding the number of business partners marketing and selling our programs. Our revenue and membership growth continue to accelerate and our future has never been brighter.”

The company’s revenue for the third quarter of 2006 increased 750% to over $410,000 compared to $48,282 for the third quarter of 2005, and its membership base consisted of 9,300 members at the end of the third quarter of 2006 compared to 1,200 at the end of the third quarter of 2005, an increase of 675%. Based on the company’s Q3 2006 results and the rate of its current billings, the company expects Q4 2006 revenue to range between $1,200,000 and $1,600,000 and expects its membership base to range between 20,000 and 25,000 members by December 31, 2006.

National Health Partners’ non-traditional approach to healthcare provides an innovative and cost-effective means for uninsured and underinsured individuals to obtain the healthcare they need at significantly reduced costs. Through its co-branding strategy, the company has networked with prestigious leaders such as CareMark and Aetna to create a revolutionary solution that lowers the costs of prescriptions and medical, dental and vision care through relationship optimization for millions of people.

National Health Partners, Inc.

National Health Partners, Inc. is a national healthcare savings organization that provides discount healthcare membership programs to uninsured and underinsured people through a national healthcare savings network called “CARExpress.” CARExpress is one of the largest networks of hospitals, doctors, dentists, pharmacists and other healthcare providers in the country and is comprised of over 1,000,000 medical professionals that belong to such PPOs as CareMark and Aetna. The company’s primary target customer group is the 47 million Americans who have no health insurance of any kind. The company’s secondary target customer group includes the 61 million Americans who lack complete health insurance coverage. The company is headquartered in Horsham, Pennsylvania. For more information on the company, please visit its website at www.nationalhealthpartners.com.

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained herein, including, without limitation, statements regarding the company’s future financial position, business strategy, budgets, projected revenues and costs, and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, its ability to fund future growth and implement its business strategy, its ability to develop and expand the market for its CARExpress membership programs, demand for and acceptance of its CARExpress membership programs, its dependence on a limited number of preferred provider organizations and other provider networks for healthcare providers, as well as those factors set forth in the company’s Annual Report on Form 10-KSB and its other filings and submissions with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the company assumes no obligation to update or revise any of the information contained in this press release.

Contact

National Health Partners, Inc.

Alex Soufflas

Chief Financial Officer

(215) 682-7114 ext. 109

info@nationalhealthpartners.com

Source: National Health Partners, Inc.